UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
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Glenayre Technologies, Inc.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE REGISTRANT
ELECTION OF DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
GRANTS OF PLAN-BASED AWARDS
AUDIT COMMITTEE REPORT
CODE OF ETHICS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS

GLENAYRE TECHNOLOGIES, INC.
825 8th Avenue, 23rd floor
New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2007

The 2007 Annual Meeting of the Stockholders of Glenayre Technologies, Inc., a Delaware corporation (the “Company”), will be held at the Courtyard by Marriott, 1856 Remount Road, Gastonia, North Carolina 28054 on May 22, 2007 at 9:00 a.m., local time, for the following purposes:

•	To elect three Class II Directors,

•	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company, and

•	To transact any other business that may properly come before the 2007 Annual Meeting and any adjournment(s) or postponement(s) thereof.

The close of business on March 26, 2007 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 2007 Annual Meeting and any adjournment(s) or postponement(s) thereof. A Proxy Statement, a form of proxy and the Company’s 2007 Annual Report are enclosed with this Notice.

A list of stockholders entitled to vote at the 2007 Annual Meeting will be open to the examination of any stockholder for any purpose relevant to the 2007 Annual Meeting, during ordinary business hours, for a period of 10 days prior to the 2007 Annual Meeting at the Company’s offices located at 825 8th Avenue, 23rd floor, New York, New York and will be available at the meeting for such purpose.

Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the 2007 Annual Meeting, is requested to SIGN, DATE and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Clarke H. Bailey
Chairman

April 27, 2007

GLENAYRE TECHNOLOGIES, INC.
PROXY STATEMENT

2007 ANNUAL MEETING

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Glenayre Technologies, Inc. (the “Company” or “Glenayre”) of proxies for use at the 2007 Annual Meeting of Stockholders to be held at the Courtyard by Marriott, 1856 Remount Road, Gastonia, North Carolina 28054 on May 22, 2007 at 9:00 a.m., local time, and any adjournment(s) or postponement(s) thereof.

This Proxy Statement, the Notice of the 2007 Annual Meeting and the form of proxy were first mailed to stockholders on or about April 27, 2007. The Company’s principal executive offices are located at 825 8th Avenue, 23rd floor, New York, New York.

Voting and Record Date

As of March 26, 2007, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the 2007 Annual Meeting, the Company had 69,548,782 shares of common stock, $0.02 par value (“Common Stock”), outstanding and entitled to vote. Each holder of Common Stock at the close of business on March 26, 2007 will be entitled to one vote for each share held of record.

The three director nominees receiving the most affirmative votes of the shares of Common Stock present or represented and entitled to vote at the meeting will be elected as directors to serve until the expiration of their terms or until their successors have been duly elected or qualified. The affirmative vote of a majority of the votes cast at the meeting is required to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company.

One-third of the total outstanding shares of Common Stock will constitute a quorum at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. An abstaining vote in the election of directors is not counted and therefore has no effect on the election; however, an abstaining vote on all other proposals will have the same effect as a negative vote on the proposal. A broker non-vote on any proposal, including the election of directors, will not be included as a vote cast in the tabulation of the voting results and therefore does not affect the outcome of the vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power for that particular item.

Solicitation of Proxies

Any stockholder giving a proxy for the 2007 Annual Meeting may revoke it at any time prior to the voting thereof by giving written notice to the Chairman or the Secretary of the Company by filing a later-dated proxy with either of them prior to the commencement of the 2007 Annual Meeting, or by voting in person at the 2007 Annual Meeting. Proxies and notices of revocation should be mailed or delivered to Glenayre Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 for receipt by Broadridge no later than two business days prior to the 2007 Annual Meeting, or should be deposited with the Chairman or the Secretary of the Company immediately prior to the commencement of the 2007 Annual Meeting.

All shares of Common Stock represented by proxies will be voted at the 2007 Annual Meeting, and any adjournment(s) or postponement(s) thereof, as specified therein by the persons giving the proxies. If no direction is given, the proxy will be voted:

•	to elect the nominees listed under “ELECTION OF DIRECTORS,”

•	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm, and

•	in the discretion of the holders of the proxies, on all other matters properly brought before the 2007 Annual Meeting and any adjournment(s) or postponement(s) thereof.

Solicitation of proxies is being made primarily by mail; however, there may also be further solicitation in person and by telephone at nominal cost by directors, officers, employees and agents of the Company, who will receive no additional compensation therefor. The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Listed in the following table are the beneficial owners known to the Company as of March 16, 2007, of more than 5% of the outstanding Common Stock. In addition, this table includes the number of shares of Common Stock beneficially owned by each director and each of the executive officers listed in the Summary Compensation Table, and the number of shares owned by directors and executive officers as a group. Except as noted below, the address of the beneficial owners is Glenayre Technologies, Inc., 825 8th Avenue, 23rd floor, New York, New York 10019.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)		Percent of Class

Clarke H. Bailey	1,035,002	(2)	1.47%
James Caparro	—		*
Jordan Copland	—		*
Debra L. Ziola	386,882	(3)	*
Thomas Costabile	—		*
Matthew Behrent	58,494	(4)	*
Roger Morgan	—		*
Ramon D. Ardizzone	136,527	(5)	*
Donald S. Bates	128,100	(6)	*
Cliff O. Bickell	33,436	(7)	*
Peter W. Gilson	175,754	(8)	*
John J. Hurley	263,852	(9)	*
Horace H. Sibley	140,554	(10)	*
Howard W. Speaks, Jr.	80,754	(11)	*
All directors and executive officers as a group (14 persons)	2,439,355	(12)	3.42%
State of Wisconsin Investment Board(13)	6,719,305		9.66%
Robert L. Chapman, Jr. et al(14)	6,720,663		9.66%
Dimensional Fund Advisors, Inc.(15)	3,563,722		5.12%

*	Less than 1%.

(1)	In each case the beneficial owner has sole voting and investment power except as otherwise noted.

(2)	Includes 700 shares held by Mr. Bailey’s son and 713,485 shares that may be acquired at or within 60 days of March 16, 2007, pursuant to the exercise of options.

(3)	Includes 304,335 shares that may be acquired at or within 60 days of March 16, 2007 pursuant to the exercise of options.

(4)	Consists of 58,494 shares that may be acquired at or within 60 days of March 16, 2007 pursuant to the exercise of options.

(5)	Includes 120,000 shares that may be acquired at or within 60 days of March 16, 2007 pursuant to the exercise of options.

(6)	Includes 1,039 shares held by Mr. Bates’ spouse and 110,000 shares that may be acquired at or within 60 days of March 16, 2007 pursuant to the exercise of options.

(7)	Includes 30,000 shares that may be acquired at or within 60 days of March 16, 2007 pursuant to the exercise of options.

(8)	Includes 110,000 shares that may be acquired at or within 60 days of March 16, 2007 pursuant to the exercise of options.

(9)	Includes 80,000 shares that may be acquired at or within 60 days of March 16, 2007 pursuant to the exercise of options.

(10)	Includes 100,000 shares that may be acquired at or within 60 days of March 16, 2007 pursuant to the exercise of options.

(11)	Includes 60,000 shares that may be acquired at or within 60 days of March 16, 2007 pursuant to the exercise of options.

(12)	Includes 1,686,314 shares that may be acquired at or within 60 days of March 16, 2007 pursuant to the exercise of options.

(13)	The address of State of Wisconsin Investment Board (“SWIB”) is P.O. Box 7842, Madison, Wisconsin 53707. The information about SWIB is based on the Schedule 13G filed by SWIB on February 12, 2007.

(14)	The information about Robert L. Chapman et al is based on the Schedule 13D jointly filed by Mr. Chapman, Chap-Cap Activist Partners Master Fund, Ltd., Chap-Cap Partners II Master Fund, Ltd. and Chapman Capital L.L.C. on December 14, 2006. According to that filing, Chap-Cap Activist Partners Master Fund, Ltd has shared voting power and sole dispositive power over 3,954,523 shares, Chap-Cap Partners II Master Fund, Ltd. has shared voting power and sole dispositive power over 2,766,140 shares, Chapman Capital L.L.C. and Mr. Chapman each has shared voting and dispositive power over 6,720,663 shares. Mr. Chapman’s and the reporting entities’ address is Pacific Corporate Towers, 222 N. Sepulveda Blvd, El Segundo, CA 90245.

(15)	The address of Dimensional Fund Advisors, Inc. (“DFA”) is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. This information is provided as of December 31, 2006 and is based on the Schedule 13G filed by DFA on February 8, 2007. Such shares are owned by certain investment companies, commingled group trusts and accounts with respect to which DFA acts as an investment advisor or manager. DFA disclaims beneficial ownership of all such shares.

EXECUTIVE OFFICERS OF THE REGISTRANT

James Caparro; age 55; President and Chief Executive Officer of the Company since November 2006; President and Chief Executive Officer of Entertainment Distribution Company, LLC, a majority-owned subsidiary (“EDC”), since May 2005; President and Chief Executive Officer of Atari, Inc. from December 2004 to June 2005; Chairman and Chief Executive Officer of Warner Elektra Atlantic from September 2002 through July 2003; Chairman and Chief Executive Officer of Universal Music’s The Island Def Jam Music Group from 1998 through 2001; Chief Executive Officer of PolyGram divisions Group Distribution, PolyMedia, Video, Merchandising, Diversified Entertainment, New Media and Business Development from 1988 to 1998.

Jordan M. Copland; age 45; Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since December 2006; Executive Vice President of Strategic Development and Chief Financial Officer of GSI Commerce, Inc. from February, 2000 to November 2006; Senior Vice President and Chief Financial Officer of Virgin Entertainment Group, Inc. from March 1999 to February 2000; various financial and executive positions within Disney Consumer Products, a division of The Walt Disney Company from October 1990 to March 1999.

Matthew K. Behrent; age 36; Senior Vice President & Chief Acquisitions Officer of the Company since July 2005; Vice President of Revolution Partners from March 2004 until June 2005; Associate at Credit Suisse First Boston from June 2000 until January 2003; Associate at Cleary Gottlieb Steen & Hamilton from June 1998 until May 2000.

Thomas Costabile; age 53; Executive Vice President and Chief Operating Officer of EDC since May 2005; President of Warner Elektra Atlantic Manufacturing from 2002 to 2004; Senior Vice President of Operations for Sony Music from 1994 to 2002.

Roger J. Morgan; age 42; Executive Vice President International Operations of EDC since June 2005; Head of Operations Universal Manufacturing & Logistics International from January 2005 to May 2005; Chief Financial Officer of Universal Manufacturing & Logistics International from July 1999 to December 2004.

John V. Madison; age 57; Executive Vice President, Business Development, Sales & Marketing of EDC since December 2005; Executive Vice President for WEA Corp., Warner Music Group’s U.S. sales and distribution company, from 2001 to 2005; Senior Vice President AM/FM Broadcasting from 1996 to 2000.

ELECTION OF DIRECTORS

The total number of directors on the Company’s Board of Directors is nine. Pursuant to the Company’s Certificate of Incorporation and By-Laws, the Board of Directors is divided into three classes each consisting, as nearly as may be possible, of one-third of the total number of directors, for terms of three years. At the 2007 Annual Meeting, three Class II Directors are to be elected. As proposed and recommended by the Governance and Nominating Committee, the Board of Directors has nominated John J. Hurley, Horace H. Sibley and Howard W. Speaks, Jr., each of whom is currently serving as a director of the Company, for election as Class II Directors to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2010, and until their respective successors shall have been elected and qualified.

The Board of Directors recommends a vote FOR all of the nominees. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable. In the event that a vacancy arises among such nominees by death or any other reason prior to the 2007 Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors.

Biographical information follows for each person nominated and each person whose term as a director will continue after the 2007 Annual Meeting.

Nominees for Election as Class II Directors until the 2010 Annual Meeting

Name	Age	Positions with Company, Business Experience and Other Directorships

John J. Hurley	72	Director of the Company since November 1992; Private investor since June 1996; Vice Chairman of the Company from December 1994 to June 1996; President of the Company from November 1992 to December 1994; Chief Operating Officer of the Company from November 1992 to March 1994; and Chief Executive Officer of the Company from March 1994 to May 1994
Horace H. Sibley	67	Director of the Company since August 1997; Partner with the law firm of King and Spalding from 1973 to December 2001
Howard W. Speaks, Jr.	59	Director of the Company since May 2001; Chief Executive Officer of Rosum Corp, a maker of global positioning system products, since August 2003; President and Chief Operating Officer of Kyocera Wireless Corp., a developer and manufacturer of wireless phones and accessories, from August 2001 to August 2003; President and Chief Executive Officer of Triton Network Systems, Inc., a wireless communications equipment company, from September 1999 to August 2001; Executive Vice President and General Manager, Network Operators Group of Ericsson, Inc. from January 1999 to September 1999; Executive Vice President and General Manager, Wireless Division of Ericsson, Inc. from January 1998 to December 1999; Vice President, Western Region of Ericsson, Inc. from 1995 to 1997; Director of Terayon Communication Systems; Director of Triton Network System, Inc.

Directors Continuing in Office as Class III Directors until the 2008 Annual Meeting

Name	Age	Positions with Company, Business Experience and Other Directorships

Ramon D. Ardizzone	69	Director of the Company since November 1992; Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994
Cliff O. Bickell	64	Director of the Company since October 2004; Consultant to Scientific Games, Inc. from January 2007; President, Scientific Games, Inc. Printed Products Division from September 2000 to December 2006; Vice President, Chief Financial Officer and Treasurer of Scientific Games, Inc. from January 1995 to August 2000; Vice President, Chief Financial Officer, and Treasurer of Paragon Trade Brands, Inc. from May 1992 to January 1995
James Caparro	55	Director, President and Chief Executive Officer of the Company since November 2006; President and Chief Executive Officer of EDC since May 2005; President and Chief Executive Officer of Atari, Inc. from December 2004 to June 2005; Chairman and Chief Executive Officer of Warner Elektra Atlantic from September 2002 through July 2003; Chairman and Chief Executive Officer of Universal Music’s The Island Def Jam Music Group from 1998 through 2001; Chief Executive Officer of PolyGram divisions Group Distribution, PolyMedia, Video, Merchandising, Diversified Entertainment, New Media and Business Development from 1988 to 1998

Directors Continuing in Office as Class I Directors until the 2009 Annual Meeting

Name	Age	Positions with Company, Business Experience and Other Directorships

Clarke H. Bailey	52	Director of the Company since December 1990; Chief Executive Officer of the Company from October 2003 to November 2006; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; and Acting Chief Executive Officer of the Company from May 1994 to December 1994; Director of Iron Mountain Incorporated; Director of ACT Teleconferencing, Inc.
Donald S. Bates	78	Director of the Company since January 1997; Private consultant in the electronics and telecommunications industry since 1988; employed by General Electric Company from 1951 to 1981 holding various managerial positions in electronics, communications and computing services, retiring as Senior Vice President and Group Executive
Peter W. Gilson	67	Director of the Company since March 1997; Chairman of the Board of Directors of Swiss Army Brands, Inc. from May 1998 to August 2002; Chairman of the Executive Committee of Swiss Army Brands, Inc. from 1998 to May 2002. President, Chief Executive Officer and Director of Physician Support Systems, Inc. from 1991 to December 1997

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors met 18 times during 2006. The Board of Directors operates under the terms of a charter, a copy of which is available on the Company’s website at www.glenayre.com under the headings “Investors” and “Corporate Governance”. The full Board of Directors has determined that the following directors are independent under the standards set forth in the Board of Directors charter and the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”): Donald S. Bates, Cliff O. Bickell, Peter W. Gilson, John J. Hurley, Horace H. Sibley and Howard W. Speaks. The independent directors met in executive session four times during 2006.

The Board of Directors has standing Executive, Audit, Governance and Nominating and Compensation and Plan Administration Committees. Each of these committees operates under the terms of a charter, a copy of which is available on the Company’s website at www.glenayre.com under the headings “Investors” and “Corporate Governance.” The Board of Directors also has a Special Litigation Committee, which is an ad hoc committee formed to address issues related to previously announced stock option litigation. The functions and membership of the Executive, Audit, Governance and Nominating and Compensation and Plan Administration Committees are set forth below.

Each member of the Board of Directors attended 90% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served during 2006.

Executive Committee

Ramon D. Ardizzone, Clarke H. Bailey, Peter W. Gilson, Horace H. Sibley and John J. Hurley currently serve on the Executive Committee. The Executive Committee met three times during 2006. The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law between Board of Directors meetings.

Audit Committee

John J. Hurley, Donald S. Bates and Cliff O. Bickell currently serve on the Audit Committee. The Audit Committee met ten times during 2006. All of the members of the Audit Committee are independent directors within the meaning of applicable Nasdaq listing standards. The Board of Directors has determined that Mr. Hurley is an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders and on the Company’s processes and procedures for the management of business and financial risks. The function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community in monitoring:

•	the accounting and reporting practices of the Company,

•	the Company’s compliance with legal and regulatory requirements related to financial reporting,

•	the qualifications and independence of the Company’s independent registered public accounting firm,

•	the performance of the Company’s internal audit function and independent registered public accounting firm, and

•	the quality and integrity of the financial reports of the Company.

A full description of the Audit Committee’s primary responsibilities, operating principles, and relationship with the internal auditor and the independent registered public accounting firm is contained in the Audit Committee Charter, a copy of which is available on the Company’s website at www.glenayre.com under the headings “Investors” and “Corporate Governance.”

Governance and Nominating Committee

Horace H. Sibley, Peter W. Gilson and John J. Hurley currently serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating Committee are independent directors within the meaning of applicable Nasdaq listing standards. The Governance and Nominating Committee met five times during 2006. The Governance and Nominating Committee’s functions include assisting the Board of Directors in ensuring that it is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company by developing and implementing policies and processes regarding corporate governance matters, by assessing Board of Directors membership needs, and by proposing director candidates to the Board of Directors. The Governance and Nominating Committee is also responsible for reviewing and recommending action to the Board of Directors concerning related party transactions or relationships involving a possible conflict of interest between the Company and either a director or a senior executive officer.

In identifying potential director candidates, the Governance and Nominating Committee seeks input from other members of the Board of Directors and executive officers and also considers recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Governance and Nominating Committee. The Governance and Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the Annual Meeting of Stockholders, so long as such recommendations are submitted in accordance with the procedures described below.

The Governance and Nominating Committee has not set specific, minimum qualifications that must be met by a director candidate. Rather, in evaluating candidates for recommendation to the Board of Directors, the Governance and Nominating Committee considers the following factors, in addition to any other factors that it deems appropriate:

•	whether the candidate is of the highest ethical character and shares the values of the Company,

•	whether the candidate’s reputation, both personal and professional, is consistent with the image and reputation of the Company,

•	whether the candidate’s characteristics, experiences, perspectives and skills would benefit the Board of Directors given the current composition of the Board of Directors,

•	whether the candidate is “independent” as defined by Nasdaq listing standards and other applicable laws, rules or regulations regarding independence,

•	whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in Nasdaq listing standards or any other applicable laws, rules or regulations,

•	whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or violate any applicable Nasdaq listing standard or other applicable law, rule or regulation,

•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other public companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director, and

•	if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Qualified candidates are selected for recommendation to the Board by majority vote of the Governance and Nominating Committee. The Board of Directors, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for filling vacancies and selecting nominees for election as directors at the Annual Meeting of Stockholders, with the primary emphasis on the guidelines set forth above.

Stockholders who wish to recommend director candidates for consideration by the Governance and Nominating Committee may do so by mailing a written recommendation to Chairman, Governance and Nominating

Committee, c/o Secretary, Glenayre Technologies, Inc., 825 8th Avenue, 23rd floor, New York, New York 10019. Such recommendation must include the following information:

•	the name and address of the stockholder submitting the recommendation, the beneficial owner, if any, on whose behalf the recommendation is made and the director candidate,

•	the class and number of shares of stock of the Company that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation,

•	full biographical information concerning the director candidate, including a statement about the director’s qualifications,

•	all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission,

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made, and

•	a written consent of the candidate (1) to be named in the Company’s proxy statement and stand for election if nominated by the Board of Directors and (2) to serve if elected by the stockholders.

Recommendations by stockholders for director candidates to be considered by the Governance and Nominating Committee must be submitted not later than the 120th calendar day before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The submission of a recommendation by a stockholder in compliance with these procedures will not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the Company’s proxy statement.

The By-Laws of the Company also provide that nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted to the Secretary of the Company in accordance with the procedures specified in Section IX of Article II of the Company’s By-Laws as described under “PROPOSALS OF STOCKHOLDERS” below. The Company’s By-Laws require the presiding officer of the Annual Meeting of Stockholders to refuse to acknowledge the nomination of any person that is not submitted in compliance with such procedures.

Compensation and Plan Administration Committee

Peter W. Gilson, Donald S. Bates, and Howard W. Speaks, Jr. currently serve on the Compensation and Plan Administration Committee. All of the members of the Compensation and Plan Administration Committee are independent directors within the meaning of applicable Nasdaq listing standards. The Compensation and Plan Administration Committee met six times during 2006. The function of the Compensation and Plan Administration Committee is to develop and review all compensation philosophies and practices and to review and approve all bonus and incentive programs, as well as all compensation and benefits for executive officers. The Compensation and Plan Administration Committee is also responsible for reviewing, overseeing and making recommendations to the Board of Directors on the Company’s incentive stock plans, employee stock purchase plan and 401(k) plan and for reviewing and recommending to the Board of Directors compensation and benefits for the Board of Directors. The charter of the Compensation and Plan Administration Committee does not provide for the delegation by the committee of its duties to any other committee or executive officers of the Company. Regarding most compensation matters, including executive and director compensation, Company management provides recommendations to the Compensation and Plan Administration Committee, which are considered by the committee in the discharge of its duties. Periodically, the Compensation and Plan Administration Committee consults with Pearl Meyer & Partners to provide input on compensation issues, as well as the technical aspects of executive pay programs. The Compensation and Plan Administration Committee also retained the services of Greg Flores, a compensation consultant with experience in the entertainment industry, to evaluate the targets used for the Company’s annual cash bonus program. The charter of the Compensation and Plan Administration Committee is posted on the Company’s website at www.glenayre.com under the headings “Investors” and “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Plan Administration Committee has ever been an officer or employee of the Company. During 2006, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which a member of the Board of Directors of the Company was an executive officer. During 2006, no director or member of the Compensation and Plan Administration Committee served as an executive officer of any other entity of which an executive officer of the Company served as a member the board of directors or compensation committee.

DIRECTOR COMPENSATION

The following table provides the compensation paid by the Company to non-employee directors during the year ended December 31, 2006.

	Fees
	Earned or
	Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name (1)	($)(2)	($)(3)	($)(4)	($)

Ramon D. Ardizzone	42,250	21,499	33,030	96,779
Donald S. Bates	39,500	21,499	84,066	145,065
Cliff O. Bickell	43,750	21,499	—	65,249
Peter W. Gilson	50,000	21,499	84,066	155,565
John J. Hurley	47,667	21,499	84,066	153,232
Horace H. Sibley	41,750	21,499	33,030	96,279
Howard W. Speaks, Jr.	48,500	21,499	—	69,999

(1)	James Caparro, the Company’s President and Chief Executive Officer, and Clarke H. Bailey, the Chairman and former Chief Executive Officer, are not included in this table because they are employees of the Company and thus received no compensation for their service on the Board of Directors. The compensation received by Messrs. Caparro and Bailey as employees of the Company is shown in the Summary Compensation Table on page 17.

(2)	For 2006 non-officer directors received the following fees paid in cash: an annual fee of $20,000 plus $1,500 for attendance at in-person meetings, and $500 for attendance at meetings via telephonic conference call; an annual fee of $4,000 for Executive Committee participation; an annual fee of $8,000 for Audit Committee participation; an annual fee of $5,000 for Compensation and Plan Administration Committee participation; an annual fee of $3,000 for Governance and Nominating Committee participation; an annual fee of $8,000 for Special Litigation Committee participation; an annual fee of $8,000 for each committee chair participation except the Compensation and Plan Administration Committee and Governance and Nominating Committee chair positions which receive $5,000 and $3,000, respectively; and an annual fee of $4,000 for service as the lead independent director. Annual fees are paid ratably on a quarterly basis. Meeting fees are also paid on a quarterly basis.

(3)	On December 16, 2005, the Board of Directors approved increasing the dollar value (from $9,000 to $18,000) of the restricted stock units to be awarded to non-officer Directors at each Annual Meeting of the Stockholders. Consequently, on January 3, 2006, the Company awarded each Director in the table above additional restricted stock units for their service for the period January 1, 2006 to May 31, 2006. Specifically, each Director received a grant of restricted stock units equal to $3,499 divided by $3.31, the fair market value of the Company’s common stock January 3, 2006. At the 2006 Annual Meeting of Stockholders, each Director in the table above received a number of restricted stock units equal to $18,000 divided by $5.48, the fair market value of the Company’s common stock on the last trading day immediately preceding the 2006 Annual Meeting of Stockholders. The table above reflects the aggregate grant date fair value of the restricted stock units computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments” (“SFAS 123R”). See Note 17 of the Company’s financial statements for year ended December 31, 2006 for a discussion of the assumptions underlying the valuation of equity awards. At the end of 2006, the aggregate number of outstanding restricted stock units held by each director in the table above was: Mr. Ardizzone 10,546, Mr. Bickell 10,240, Mr. Bates 10,546, Mr. Gilson 10,546, Mr. Hurley 10,546, Mr. Sibley 10,546 and Mr. Speaks 10,546.

(4)	In accordance with resolutions passed by the Board, each non-employee director receives automatic formula-based awards of stock options to purchase 30,000 shares of the Company’s common stock upon initial appointment to the Board of Directors and on each third anniversary thereof. During 2006, Messrs. Bates, Gilson and Hurley each received three year anniversary grants of stock options to purchase 30,000 shares of the Company’s common stock on April 18, 2006. During 2006, Messrs. Ardizzone and Sibley each received three year anniversary grants of stock options to purchase 30,000 shares of the Company’s common stock on August 11, 2006 and September 29, 2006, respectively. On April 18, 2006, August 11, 2006 and September 29, 2006, the Company’s stock price was $5.60, $2.20 and $2.20, respectively. All Director stock options grants during 2006 were made pursuant to the Company’s 1996 Stock Option Plan. The table above reflects the aggregate grant date fair value of the options computed in accordance with SFAS 123R. See Note 17 of the Company’s financial statements for year ended December 31, 2006 for a discussion of the assumptions underlying the valuation of equity awards. At the end of 2006, the aggregate number of outstanding stock options held by each director in the table above was: Mr. Ardizzone 140,000, Mr. Bickell 30,000, Mr. Bates 120,000, Mr. Gilson 120,000, Mr. Hurley 90,000, Mr. Sibley 120,000 and Mr. Speaks 60,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy

The Compensation philosophy of the Company is to ensure that the Company’s various compensation programs are structured in a way that allows the Company to attract and retain a talented employee group and senior management team as well as a Board of Directors.

Market Data:  Generally, the Company will select specific independent survey data to be used each year to provide consistency of job matches and survey data. The Company will also select specific market data points (Compensation Ratios) to benchmark each target group. These market data points will generally be at the 50th percentile of the market groups, but can be higher or lower depending on the lifecycle stage the company is in.

Internal Equity:  The Company will strive for internal compensation equity and will differentiate based on factors including experience, performance, and value to the Company.

The Compensation and Plan Administration Committee (the “Committee”) bases its executive compensation programs on the same objectives that guide the Company in establishing all its compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns, because they are more able to affect the Company’s results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, the Company must remain competitive with the pay of other premier employers who compete with the Company for talent.

•	Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier individual and Company performance; likewise, where individual performance falls short of expectations and/or Company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in Company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company.

•	Compensation should foster the long-term focus required for success in the relevant industry. While the Company is currently focused on the entertainment and distribution industries, previously it was involved in various aspects of the telecommunications and technology industry, and certain executives were primarily focused on the Company’s acquisition strategy. While all employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

•	To be effective, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals. No matter how elegant a performance measure may be in theory, if in practice employees cannot easily understand how it works or how it relates to their daily jobs, it will not be an effective motivator.

•	Compensation and benefit programs should be egalitarian. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

The Committee’s Processes

The Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:

•	Assessment of Company Performance. The Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Committee considers various measures of Company and industry performance, including sales, earnings per share, net income, EBITDA and other financial measures. The Committee applies a formula primarily based on EBITDA to establish the size of the bonus pool available for payout to officers and other employees.

•	Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. Once the bonus pool has been established, the Committee receives a performance assessment and compensation recommendation from the CEO and the CFO and also exercises its judgment based on the board’s interactions with the executive officer. As with the CEO, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and his or her organization, his or her contribution to the Company’s performance, and other leadership accomplishments.

•	Total Compensation Review. The Committee reviews each executive’s base pay, bonus, and level of current equity incentives. In addition to these primary compensation elements, the Committee reviews the perquisites and other compensation and payments that would be required under various severance and change-in-control scenarios. Following the 2006 review, the Committee determined that these elements of compensation were reasonable in the aggregate.

In addition to the processes described above, the compensation of those of the Company’s executive officers who joined the Company in connection with the EDC acquisition was structured as part of the terms of the EDC acquisition through the negotiation of employment agreements and other arrangements relating to ownership of the EDC subsidiary, as further described below. While the Committee’s compensation objectives and processes were taken into account during these negotiations, the overall goals of the acquisition and post-closing integration of the EDC business with the Company’s existing operations were taken into consideration as well.

Components of Executive Compensation for 2006

For 2006, the compensation of executives contained the same primary components as were provided to other levels of management — base salary and a cash bonus award. No performance-based long term incentive compensation (stock options) was awarded to executive officers during 2006 with two exceptions. As has previously been disclosed, Mr. Bailey and Mr. Behrent are contractually entitled to awards of stock options upon completion of certain acquisition or divestiture events. In his former role as CEO at a time when the Company was focused on acquisitions that would utilize the Company’s cash and tax loss carryforwards to diversify the Company away from its former telecommunications focus, one of Mr. Bailey’s primary roles was driving acquisition opportunities. In his continuing role as Chairman of the Board, Mr. Bailey remains focused on acquisition opportunities for the Company. Mr. Behrent, as Chief Acquisition Officer, is directly responsible for all Company acquisition activity. Therefore, it was considered important to provide them with compensation incentives tied to achievement of the Company’s goals for acquisitions and divestitures. Stock options were considered appropriate because the awards will only have intrinsic value to these executives if the acquisition or divestiture ultimately results in value to the Company and its stockholders evidenced by an increased stock price after the announcements of the relevant transaction, while the vesting requirements further incent these executives to focus on longer term stock price appreciation. Mr. Morgan received a discretionary cash bonus of $20,000 as recognition for his efforts in connection with the integration of Deluxe Global Media Services Blackburn Limited. Mr. Behrent also received a discretionary cash bonus of $20,000 as recognition of his efforts resulting in the successful completion of the divestiture of the Company’s messaging business, and Mr. Behrent received a discretionary award of 250,000 options as a result of Mr. Behrent’s outstanding performance as a member of the senior management team, his role in the Company’s mergers and acquisitions activity, his performance review and his assumption of new responsibilities for corporate development.

Per their employment agreements, the bonus targets for Messrs Caparro and Costabile are set by the compensation committee of EDC’s board of directors. EDC’s compensation committee is comprised of the same individuals (i.e., Messrs Gilson, Bates and Speaks) as the Company’s Compensation Committee. When evaluating Messrs Caparro’s and Costabile’s bonus targets, EDC’s compensation committee uses the same criteria as the Company’s Compensation Committee.

Following is a discussion of the Compensation Committee’s considerations in establishing each of the components for the executive officers.

Base Salary

Base salary is the guaranteed element of employees’ annual cash compensation. The value of base salary reflects the employee’s long-term performance, skill set and the market value of that skill set. In setting base salaries for 2006, the Committee considered the following factors:

•	The corporate “merit budget,” meaning the Company’s overall budget for base salary increases. The aggregate increases for the executive officers were within the corporate merit budget. The corporate merit budget was established based on Company performance for 2005, planned performance for 2006, and peer group data. The objective of the merit budget is to allow salary increases to retain and motivate successful performers while maintaining affordability within the Company’s business plan.

•	Internal relativity, meaning the relative pay differences for different job levels.

•	Individual performance. As described above under “The Committee’s Processes,” base salary increases were driven by individual performance assessments. In establishing the base salaries for Messrs Capparo, Costabile and Morgan in 2006, the Committee relied on the contractual arrangements it had negotiated when it acquired EDC in 2005. Other than Mr. Behrent, none of the named officer’s compensation was increased in 2006. After comparing Mr. Behrent’s salary to the salaries of executives in similar roles at comparable companies, the Committee increased Mr. Behrent’s salary from $200,000 to $260,000. Furthermore, in raising his salary, the Committee took into consideration the factors described above that led the Committee to give Mr. Behrent a discretionary award of options.

•	Peer group data specific to the executive’s position, where applicable. As noted above, the Company used peer group data to test for reasonableness and competitiveness of base salaries, but the Company also exercised subjective judgment in view of the Company’s compensation objectives.

•	Consideration of the mix of overall compensation. Consistent with the Company’s compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to Company performance and shareholder returns. Thus, for example, Mr. Caparro’s and Mr. Costabile’s overall compensation are more heavily weighted toward incentive compensation and equity compensation than that of the other executive officers.

Cash Incentive Bonuses

The Company maintains a cash bonus program in order to align employees’ goals with the Company’s sales and earnings growth objectives for the current year. Cash incentive bonuses for all management employees worldwide are determined by the Committee in light of such goals. The bonuses paid for 2006 appear in the Summary Compensation Table under the “Non-equity Incentive Plan Compensation” column. Bonus target amounts for executive officers, expressed as a percentage of base salary, are established each year. Bonus payouts for the year are then determined by the Company’s financial results for the year relative to predetermined performance measures. Per their employment agreements, the bonus payouts for Messrs Caparro and Costabile are determined by EDC’s financial results for the year relative to predetermined performance measures. Satisfactory individual performance is a condition to payment. At the end of the performance period, the Committee has discretion to adjust an award payout downward, but not upward, from the amount yielded by the formula. The Committee considered the following when establishing the awards for 2006:

•	Bonus Targets. Bonus targets were based on job responsibilities, internal relativity, and peer group data. The Committee’s objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to Company performance. Consistent with the Company’s overall compensation policy, throughout the Company, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through bonus awards. The Committee established the following bonus targets for 2006 (expressed as a percentage of base salary): Mr. Caparro 100%; Mr. Costabile 100%; Mr. Morgan 100%; Ms. Ziola 60%. Mr. Behrent had a 40% bonus target that was based on the performance of the Company’s messaging business. As described in “Equity Incentives- Stock Options,” Mr. Behrent and Mr. Bailey receive options in connection with certain acquisition and divestiture transactions. Consequently, Mr. Behrent received a lower bonus target, and Mr. Bailey was not eligible to receive a cash bonus.

•	Company performance measures. For all employees eligible for bonus awards, including the executive officers, the Committee established 2006 Company performance measures based primarily on achieving EBITDA targets for EDC at levels consistent with the original business plan of approximately $50 million on a consolidated world-wide basis. Special emphasis is given to EBITDA as it was the key metric used in the valuation of EDC at the acquisition date and the financial measure most often utilized by the industry to determine equity values. This measure is also an effective motivator because it is easy to track and is clearly understood by employees. Under the bonus formula, payouts can range from zero to over 100% of target depending on Company performance.

Equity Incentives — EDC Profits Interests

Upon the completion of the 2005 acquisition of the U.S. and central European CD and DVD manufacturing and distribution operations from Universal Music Group (“Universal”), EDC issued profits interests units to certain executives, including Messrs Caparro, Costabile, and Morgan. Half of these units are Tier 1 Profits Interests, one quarter are Tier 2 Profits Interests and one quarter are Tier 3 Profits Interests, and the total amount of all profits interests are similarly allocated among the tiers. Holders of the profits interests as a group are entitled to up to 27.56% of certain distributions made by EDC, which distributions are subject to the board’s discretion and other conditions. The profits interests are designed to work like options, and they vest over a two-year period or upon a change of control of EDC. Employment agreements and the profits interests granted to management of EDC were negotiated as part of the negotiation of the acquisition of EDC. The profits interest structure was used instead of stock options because at the time of the acquisition, a limited liability company could not grant options without tax risks. EDC was structured as a limited liability company to maximize the utilization of Glenayre’s tax loss carryforwards. As such the profits interest structure was created to incentivise management in lieu of stock options. Before any tiers of profits interests receive a distribution, the Company (the holders of all Class A Units) and the Class B Unit holders (which as discussed below are comprised of Messrs. Costabile and Caparro) must receive a return of their equity capital contributions. In addition, the Tier 2 and Tier 3 Profits Interests are subject to further returns on equity to the Class A and B unit holders of 50% and 100%, respectively, and a 20% internal rate of return. As a result, the Tier 1 Profits Interests function similar to options with an exercise price equal to the original per share equity investment, and the Tier 2 and Tier 3 profits interests have exercise prices at 50% and 100% premiums, respectively, to that value.

As part of the EDC acquisition, the Company sold 772 Class A units of EDC (representing 2.2% of EDC’s outstanding units) to Messrs Caparro and Costabile at the fair value of $1,000 per unit upon which such Class A units were automatically converted into Class B units. The Class A and Class B units carry equivalent economic rights. During 2006, in association with acquisition of the shares of Deluxe Global Media Services Blackburn Limited, the Company purchased additional Class A units and increased its holdings by $8,151,000. Mr. Caparro, pursuant to rights under the EDC LLC Agreement, purchased additional Class B units at the same price per unit that the Company paid for its additional Class A units and increased his holdings by $99,000. As a result of these investments, the thresholds and pro rata percentages applicable to distributions were automatically adjusted pursuant to the terms of the EDC LLC Agreement.

As a result of these adjustments, upon a board approved distribution pursuant to the EDC LLC Agreement, the following order and priorities will apply: (i) for distributions up to $43.25 million, 100% of such distributions will be apportioned pro rata to the holders of Class A and Class B units; (ii) for distributions above $43.25 million and up to $68.99 million, 84.02% of such distributions will be apportioned pro rata to the holders of Class A and Class B units, and 15.98% will be apportioned pro rata to the holders of Tier 1 Profits Interests; (iii) for distributions above $68.99 million and up to $96.78 million, 77.8% of such distributions will be apportioned pro rata to the holders of Class A and Class B units, 14.8% of such distributions will be apportioned pro rata to the holders of Tier 1 Profits Interests and 7.4% of such distributions will be apportioned pro rata to the holders of Tier 2 Profits Interests; and (iv) for distributions above $96.78 million, 72.44% of such distributions will be apportioned pro rata to the holders of Class A and Class B units, 13.78% of such distributions would be apportioned pro rata to the holders of Tier 1 Profits Interests, 6.89% of such distributions will be apportioned pro rata to the holders of Tier 2 Profits Interests and 6.89% of such distributions will be apportioned pro rata to the holders of Tier 3 Profits Interests. In all events, if, after receipt of all distributions above, holders of Class A and Class B Units have not received an amount equal to their aggregate contributions plus an amount equal to a return of 20%, compounded annually (the “IRR Hurdle”), then only distributions pursuant to (ii) will be made until satisfaction of the IRR Hurdle, after which distributions pursuant to (iii) and (iv) will resume.

If EDC does not undergo an initial public offering prior to the earlier of (1) May 31, 2015 or (2) the date on or after May 31, 2013 on which the terms of EDC’s manufacturing and distribution agreements with Universal have been extended to a term ending on or after May 31, 2018, the holders of Class B units and profits interests will have the right for a five-year period beginning on such date to sell their interests to the Company at fair value.

As a consequence of the profit interests structure, Messrs Caparro, Costabile and Morgan have not been issued any stock options or restricted stock in the Company. Messrs Copland and Behrent do not hold profit interests in EDC and thus, receive long term incentive compensation in the form of Glenayre Technologies stock options subject to the Company’s equity compensation programs. In order to align the equity compensation received by all executive officers, the Committee is evaluating whether to exchange the EDC profits interests for equity of the Company.

Equity Incentives — Stock Options

Stock options align employee incentives with shareholders because options have value only if the stock price increases over time. The Company’s 10-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key employees because they typically vest over time (usually three years) and, if not exercised, are forfeited if the employee leaves the Company. The three-year vesting also helps keep employees focused on long-term performance. The Company does not reprice options; likewise, if the stock price declines after the grant date, the Company does not replace options.

Each year, the Committee reviews key employees’ overall compensation, including stock options and provides annual grants based on rating, performance and level. In accordance with this practice, during 2006, the Committee reviewed Mr. Behrent’s and Mr. Bailey’s compensation, including equity compensation, and performed a similar analysis in connection with the employment letter offered to Mr. Copland. The Committee relied on market compensation survey data, the size of the available option pool and internal equity considerations before approving these equity compensation grants.

The Committee’s overall objective was to set combined grant values of stock options and performance awards that were competitive within the broad middle range of peer company long-term incentive grant amounts. The committee approves grant values (expressed in U.S. dollars) prior to the pre-established grant date. Then, on the grant date those values are converted to the equivalent number of shares using the same valuation methodology as the Company uses to determine the accounting expense of the grants under Statement of Financial Accounting Standards (SFAS) No. 123R. As noted above, Mr. Behrent and Mr. Bailey are contractually entitled to grants of stock options upon certain acquisition or divestiture transactions. They are each entitled to receive options to purchase one share per $333.33 in transaction value (or the equivalent of 30,000 stock options for every $10 million of transaction value) subject to an aggregate cap of 150,000 options with respect to Mr. Behrent and 250,000 options with respect to Mr. Bailey. Such options are granted upon disclosure of either the signing or closing of the transaction, whichever occurs first, and are priced based on the closing stock price on the trading day immediately preceding the date of such announcement, i.e., the pre-announcement price. If the transaction is structured so that closing occurs after signing and thus the first announcement occurs upon signing, to reflect the potential risk that a deal is announced, but does not ever close, vesting will begin upon closing of the transaction. Furthermore, if a deal does not close, the options will be forfeited. The pre-announcement price is used to set the option exercise price so that the value of the options, if any, will correctly reflect the market reaction to the announcement of the transaction, through changes in stock price that occur following the announcement.

Employee and Post-Employment Benefits

The Company offers core employee benefits coverage in order to:

•	provide our global workforce with a reasonable level of financial support in the event of illness or injury, and

•	enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available are the same for all U.S. employees and executive officers and include medical and dental coverage, short-term and long-term disability coverage (provided that certain long-term disability benefits are provided only to executive officers at the Company’s expense), and life insurance. In addition, the Company’s 401(k) Plan provides a reasonable level of retirement income reflecting employees’ careers with the Company. All U.S. employees, including executive officers, are eligible to participate in these plans. The cost of both employee and post-employment benefits is partially borne by the employee, including each executive officer.

Deferred Compensation Program

The Company maintains a deferred compensation plan pursuant to which certain employees may defer receipt of part or all of their cash compensation. The program allows eligible employees to save for retirement in a tax-effective way at minimal cost to the Company and is described in more detail under the heading Non-qualified Deferred Compensation on page 20.

Severance Benefits

Severance benefits are provided from time to time to executive officers as a result of negotiations of their employment agreements. The Committee does not have a standard program applicable to all executives, but has negotiated severance or other enhanced benefits for named executive officers upon termination of their employment without cause, for good reason, or due to termination for a period of time subsequent to a change of control. Such arrangements are negotiated from time to time in an effort to provide appropriate incentives to executives joining the Company and are negotiated based on the Committee’s understanding of standard market practice in the entertainment or distribution industry, or, for prior arrangements, other relevant industries and terms available to other executives of the Company. In addition, the severance agreements for Mr. Caparro and Mr. Costabile were negotiated as part of the negotiation of the acquisition of EDC. See the discussion of the various severance benefits available to the Company’s named executive officers appearing on pages 21 through 28 of this proxy statement for a detailed description of benefits negotiated with the Company’s executives.

Adjustments for Certain Items

Consistent with past practice and based on criteria established at the beginning of the performance period, the Committee adjusted the earnings results on which 2006 bonuses were determined to eliminate the effect of certain items, specifically, the impact of the acquisition of Deluxe Global Media Services Blackburn Limited on the EBITDA and net income calculations. The adjustments are intended to ensure that award bonus payments represent the underlying growth of the core business and are not artificially inflated or deflated.

Deductibility Cap on Executive Compensation

In connection with the negotiation of compensation arrangements and the structuring of the Company’s compensation packages, the Committee takes into account the accounting and tax impact to the Company of the various structures under consideration. The Committee also considers the application of the Internal Revenue Code’s disallowance of corporate deductions for annual compensation in excess of $1 million paid to certain executive officers of publicly held corporations, i.e. Section 162(m), when structuring compensation levels and forms of compensation. While this cap would be applicable to the Company’s named executive officers, their nonexempt compensation levels for 2006 were below this cap. When appropriate, the Committee intends to use performance based compensation within the meaning of 162(m) to avoid any limit on deductibility.

Compensation Committee Report

The Compensation and Plan Administration Committee (“we” or “the committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the Company’s stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 10-16 of this proxy statement. The committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation and Plan Administration Committee

Peter W. Gilson
Donald S. Bates
Howard W. Speaks, Jr

Summary Compensation Table

				Non-Equity
			Option	Incentive Plan	All Other
Name and Principal		Salary	Awards	Compensation	Compensation		Total
Position	Year	($)	($)(3)	($)(4)	($)		($)

Clarke H. Bailey(1)	2006	632,232	169,938	—	42,902	(5)	845,072
Chairman and former Chief Executive Officer
James Caparro(1)	2006	750,022	—	—	318,147	(5)(6)	1,068,169
Chief Executive Officer
Jordan Copland(2)	2006	12,500	859,950	—	—		872,450
Executive Vice President and Chief Financial Officer
Debra L. Ziola(2)	2006	350,012	—	—	69,881	(7)	419,893
former Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Thomas Costabile	2006	450,008	—	—	153,147	(5) (8)	603,155
Executive Vice President and Chief Operating Officer of EDC
Matthew Behrent	2006	234,615	443,938	—	20,000	(9)	698,553
Senior Vice President, Chief Acquisition Officer
Roger Morgan(10)	2006	293,865	—	225,000	112,940	(11)	631,805
Executive Vice President International Operations

(1)	Mr. Bailey served as the Company’s President and Chief Executive Officer until November 10, 2006, when he was succeeded by Mr. Caparro.

(2)	Ms. Ziola retired as Executive Vice President, Chief Financial Officer and Chief Accounting Officer on December 18, 2006 and was succeeded by Mr. Copland on that date. Effective February 1, 2007, Ms. Ziola’s salary was reduced to $5,000 per month reflecting her agreement to be an advisor to the Company on a temporary basis.

(3)	Amounts in this column reflect the aggregate grant date fair value of the options computed in accordance with SFAS 123R. See Note 17 of the Company’s financial statements for year ended December 31, 2006 for a discussion of the assumptions underlying the valuation of equity awards.

(4)	As discussed in “Cash Incentive Bonuses” in the Compensation Discussion and Analysis, the amounts in this column reflect the cash bonus awards earned by the named executive officers under the annual cash bonus program in respect of their performance in 2006. Cash bonus awards for 2006 performance will be paid in April 2007.

(5)	Consists of payments for a car allowance, social club fees, matching contributions paid to a defined contribution plan, disability insurance premiums and life insurance premiums.

(6)	In accordance with the EDC LLC Agreement, also includes $41,118 for the reimbursement of taxes owed by Mr. Caparro as a result of a 2005 distribution with respect to the Class B Units of EDC owned by Mr. Caparro. Also includes $237,125 for additional profits interests granted to Mr. Caparro as a result of anti-dilution provisions in the EDC LLC Agreement triggered by EDC’s acquisition of the shares of Deluxe Global Media Services Blackburn Limited in July 2006. The value of additional profits interests is based on the valuation prepared in connection with the May 2005 acquisition of EDC.

(7)	Consists of payments for a car allowance, matching contributions paid to a defined contribution plan, life insurance premiums and also includes $48,754 for relocation costs.

(8)	Includes $153,147 for additional profits interests granted to Mr. Costabile as a result of anti-dilution provisions in the EDC LLC Agreement triggered by EDC’s acquisition of the shares of Deluxe Global Media Services Blackburn Limited in July 2006. The value of additional profits interests is based on the valuation prepared in connection with the May 2005 acquisition of EDC.

(9)	Mr. Behrent received a $20,000 discretionary bonus for his efforts in connection with the sale of the Company’s messaging business.

(10)	Mr. Morgan is based in the United Kingdom and is paid in pounds sterling. Mr. Morgan’s 2006 compensation is reported in U.S. dollars based upon the prevailing exchange rate from pounds sterling to U.S. dollars on December 31, 2006 of $1.9591 per pound.

(11)	Consists of payments for a car allowance, social club fees and also includes a $59,124 contribution made to Mr. Morgan’s personal retirement plan. Also includes a $20,000 discretionary bonus for his efforts in connection with the integration of Deluxe Global Media Services Blackburn Limited.

GRANTS OF PLAN-BASED AWARDS

					All other
					option		Exercise
					awards;		or base	Closing
					number of		price of	Price on
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			securities		option	Date of
	Grant	Threshold	Target	Maximum	underlying		awards	Grant
Name	Date	($)	($)	($)	options(#)		($/Sh)	($/Sh)

Clarke H. Bailey	7/21/06	—	—	—	25,530	(3)	2.50	2.50	(3)
	12/14/06	—	—	—	75,000	(3)	2.30	2.61	(3)
	N/A	(2)	(2)	(2)	—		—
James Caparro	N/A	0	750,000	1,500,000	—		—
Jordan Copland	12/29/06	—	—	—	585,000	(4)	2.56	2.56
	N/A	(5)	(5)	(5)	—
Debra L. Ziola	N/A	0	210,000	420,000	—		—
Thomas Costabile	N/A	0	450,000	900,000	—		—
Matthew Behrent	7/21/06	—	—	—	25,530	(6)	2.50	2.50	(6)
	12/14/06	—	—	—	50,000	(6)	2.30	2.61	(6)
	12/31/06	—	—	—	250,000		2.56	2.56
	N/A	0	104,000	208,000	—		—
Roger Morgan(7)	N/A	0	293,865	587,730	—		—

(1)	These columns show the range of bonus payouts targeted for 2006 performance under the annual cash bonus program as described under the heading “Cash Incentive Bonuses” in the Compensation Discussion and Analysis. The potential bonus payments are performance driven and therefore completely at risk. The bonus payment for 2006 performance will be made in April 2007 and is shown in the Summary Compensation Table in the column titled “Non-equity Incentive Plan Compensation.”

(2)	Because Mr. Bailey resigned as CEO during 2006, he was not eligible to participate in the cash bonus program.

(3)	As described in more detail in the section “Equity Incentives — Stock Options” in the Compensation Discussion & Analysis above, Mr. Bailey receives options upon certain acquisition and divestiture transactions, and the exercise prices of these options are based on the Company’s stock price prior to the announcement of the transactions. On July 21, 2006, EDC acquired the shares of Deluxe Global Media Services Blackburn Limited for a purchase price of approximately $6 million in cash, excluding expenses and subject to customary balance sheet and working capital adjustments. Consequently, on that date, Mr. Bailey received a grant of options to purchase 25,530 shares of the Company’s common stock at an exercise price of $2.50 per share, which was the closing price of the Company’s common stock on July 20, 2006. On December 14, 2006, the Company entered into a definitive asset purchase agreement for the sale of its messaging business for $25 million in cash to IP Unity. Consequently, on that date Mr. Bailey received a grant of options to purchase 75,000 shares of the

Company’s common stock at an exercise price of $2.30 per share, which was the closing price of the Company’s common stock on December 13, 2006.

(4)	In connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer, Mr. Copland was awarded options to purchase 585,000 shares of the Company’s common stock.

(5)	Because Mr. Copland began his employment with the Company in December 2006, he was not eligible under the cash bonus program to receive a bonus payment for 2006 performance.

(6)	As described in more detail in the section “Equity Incentives — Stock Options” in the Compensation Discussion & Analysis above, Mr. Behrent receives options in connection upon certain acquisition and divestiture transactions, and the exercise prices of these options are based on the Company’s stock price prior to the announcement of the transactions. On July 21, 2006, EDC acquired the shares of Deluxe Global Media Services Blackburn Limited for a purchase price of approximately $6 million in cash, excluding expenses and subject to customary balance sheet and working capital adjustments. Consequently, on that date, Mr. Behrent received a grant of options to purchase 25,530 shares of the Company’s common stock at an exercise price of $2.50 per share, which was the closing price of the Company’s common stock on July 20, 2006. On December 14, 2006, the Company entered into a definitive asset purchase agreement for the sale of its messaging business for $25 million in cash to IP Unity. Consequently, on that date Mr. Behrent received a grant of options to purchase 50,000 shares of the Company’s common stock at an exercise price of $2.30 per share, which was the closing price of the Company’s common stock on December 13, 2006.

(7)	Mr. Morgan is based in the United Kingdom and is paid in pounds sterling. The estimates of Mr. Morgan’s estimated future payouts under non-equity incentive plan awards is reported in U.S. dollars based upon the prevailing exchange rate from pounds sterling to U.S. dollars on December 31, 2006 of $1.9591 per pound.

Outstanding Equity Awards at Fiscal Year-End

		Number of Securities
	Number of Securities	Underlying			Option
	Underlying Unexercised	Unexercised Options		Option Exercise	Expiration
Name	Options (#) Exercisable	(#) Unexercisable		Price ($)	Date

Clarke H. Bailey	30,000	—		9.00	4/18/2007
	50,000	—		3.32	4/30/2009
	100,000	—		2.94	10/1/2009
	200,000	—		2.50	6/7/2014
	300,000	—		2.30	6/30/2009
	8,510	17,020	(1)	2.50	7/21/2016
	25,000	50,000	(2)	2.30	12/14/2016
James Caparro(3)	—	—		—	—
Jordan Copland	—	585,000	(4)	2.56	12/29/2016
Debra L. Ziola	5,000	—		15.94	6/26/2007
	10,000	—		15.25	5/26/2008
	10,000	—		6.00	10/30/2006
	10,000	—		17.57	3/31/2010
	6,000	—		8.19	5/31/2010
	35,000	—		2.16	3/30/2011
	45,000	—		0.80	7/31/2011
	50,000	—		0.77	10/31/2012
	50,000	—		2.69	12/31/2013
	33,334	16,666	(5)	2.30	6/30/2014
	16,667	33,333	(5)	3.29	6/7/2015
	33,334	66,666	(5)	3.11	6/1/2015
Thomas Costabile(6)	—	—		—	—
Matthew Behrent	33,334	66,666	(5)	4.07	7/29/2015
	8,510	16,020	(1)	2.5	7/21/2016
	16,650	33,350	(2)	2.3	12/14/2016
	0	250,000	(5)	2.56	12/31/2016
Roger Morgan(7)	—	—		—	—

(1)	One-half of the options will vest on each of the first and second anniversaries of the grant date.

(2)	One-half of the options will vest on each of December 31, 2007 and 2008.

(3)	Mr. Caparro also holds 5,971 units of profits interests, of which 3,981 are fully vested, in the Company’s subsidiary EDC, which represent 36.28% of the total profits interests in EDC. These profits interests were awarded to him as compensation in a prior fiscal year. Mr. Caparro also owns 521 Class B Units of EDC, which were purchased by Mr. Caparro in connection with the EDC acquisition in May 2005 and EDC’s acquisition of Deluxe Global Media Services Blackburn Limited in July 2006. Refer to “Equity Incentives — EDC Profits Interests” in the Compensation Discussion and Analysis for additional information about the profits interests and Class B Units.

(4)	Options to purchase 200,000 shares of common stock will vest on December 18, 2007, options to purchase 200,000 shares will vest on December 18, 2008, and the remaining options will vest on December 18, 2009.

(5)	The options vest in equal one-third increments beginning on the first anniversary of the grant and on each anniversary thereafter.

(6)	Mr. Costabile also holds 2,985 units of profits interests, of which 1,990 are fully vested, in the Company’s subsidiary EDC, which represent 18.14% of the total profits interests in EDC. These profits interests were awarded to him as compensation in a prior fiscal year. Mr. Costabile also owns 350 Class B Units of EDC, which were purchased by Mr. Costabile in connection with the EDC acquisition in May 2005. Refer to “Equity Incentives — EDC Profits Interests” in the Compensation Discussion and Analysis for additional information about the profits interests and Class B Units.

(7)	Mr. Morgan holds 375 units of profits interests, of which 250 are fully vested, in the Company’s subsidiary EDC, which represent 2.28% of the total profits interests in EDC. These profits interests were awarded to him as compensation in a prior fiscal year. Refer to “Equity Incentives — EDC Profits Interests” in the Compensation Discussion and Analysis for additional information about the profits interests.

Option Exercises and Stock Vested

Option Awards
	Number of Shares		Value Realized on
Name	Acquired on Exercise (#)		Exercise ($)(1)

Clarke H. Bailey	46,675	(2)	189,315
James Caparro	—		—
Jordan Copland	—		—
Debra L. Ziola	—		—
Thomas Costabile	—		—
Matthew Behrent	—		—
Roger Morgan	—		—

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2)	All options exercised were scheduled to expire in May 2006.

Non-Qualified Deferred Compensation

The Company maintains the Glenayre Electronics, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) pursuant to which employees at the director level and above may defer receipt of part or all of their cash compensation. Under the Deferred Compensation Plan, each year eligible employees may elect to defer a specified portion of their salary, bonus and commissions. Amounts deferred pursuant to the Deferred Compensation Plan will be paid to participants upon the first of following to occur: (i) the termination of the participant’s employment with the Company, (ii) the participant’s total disability, (iii) the participant’s retirement or (iv) such other date elected by the participant. Generally, amounts deferred will be invested in the same manner as the participant’s investments in the Company’s 401(k) plan. If a participant does not participate in the Company’s 401(k) plan, then the amounts deferred by the participant will be invested equally among certain mutual funds specified in the Deferred Compensation Plan.

	Executive			Aggregate Balance
	Contributions in		Aggregate Earnings	at December 31,
Name	2006($)		in 2006($)	2006($)

Clarke H. Bailey	—		38,699	379,994
James Caparro	—		—	—
Jordan Copland	—		—	—
Debra L. Ziola	118,682	(1)	31,216	368,089
Thomas Costabile	—		—	—
Matthew Behrent	—		—	—
Roger Morgan	—		—	—

(1)	This amount is included in Ms. Ziola’s 2006 compensation in the Summary Compensation Table.

Employment and Severance Agreements

Caparro Employment Agreement.  On May 9, 2005, the Company and Mr. Caparro entered into an employment agreement (the “Caparro Agreement”) which specifies the terms under which Mr. Caparro serves as President and Chief Executive Officer of EDC. On November 6, 2006, the Company, EDC and Mr. Caparro entered into an agreement (the “Supplement”) which supplemented the Caparro Agreement to provide that Mr. Capparo will also serve as the President and Chief Executive Officer of the Company. The Supplement did not alter any of the other material terms of the Caparro Agreement.

The Caparro Agreement sets Mr. Caparro’s annual base salary at $750,000, subject to annual review, and provides that he is entitled to receive up to $20,000 per year for social club fees. He is also eligible to participate in the Executive Bonus Plan for EDC pursuant to which Mr. Caparro may earn a bonus of up to 100% of his base salary if EDC performs at 100% of the target established by EDC’s Board. Pursuant to the Caparro Employment Agreement, Mr. Caparro was paid a $215,000 signing bonus in 2005, the after-tax proceeds of which he used to purchase Class B Units of EDC. In addition, under the Caparro Agreement, Mr. Caparro was required to invest an additional $300,000 to purchase Class B Units of EDC, which he purchased during 2005.

Under the Caparro Agreement, Mr. Caparro also received grants of profits interests in EDC, which represent the right to receive EDC’s distributed profits after the Company has received a return of its equity capital contribution and certain internal rate of return hurdles and other profitability conditions have been met. One-third of the profits interests vested during each of 2005 and 2006, and the remaining one-third will vest in May 2007. Any unvested profits interests will vest upon (i) a change of control of EDC, (ii) Mr. Caparro’s death or disability, (iii) the termination of Mr. Caparro’s employment without cause or (iv) Mr. Caparro terminating his employment for good reason.

If Mr. Caparro’s employment is terminated by the Company without cause or by Mr. Caparro for good reason, Mr. Caparro is entitled to receive: (i) an amount equal to twice his base salary at the time of termination plus the amount of his bonus for the prior fiscal year, payable in 24 equal monthly installments, and (ii) continued medical benefits for Mr. Caparro and his dependents for a period of 12 months following termination.

The following table provides the estimated value of the benefits that Mr. Caparro would have received had his employment been terminated on the last business day of 2006 under the scenarios described below or had a change of control of either the Company or EDC occurred on the last business day of 2006. The table does not include benefits that are generally available to all salaried employees.

					Termination			Change of
	Termination		Resignation		Following a			Control of
Benefits and	by the		For Good		Change of	Change of		the
Payments upon	Company Not		Reason		Control	Control of		Company	Disability		Death
Termination	For Cause ($)		($)		($)(1)	EDC ($)		($)	($)		($)

Compensation:
Salary	1,500,000	(2)	1,500,000	(2)	—	—		—	528,000	(3)	—
Cash bonus	—		—		—	—		—	—		—
Stock options	—		—		—	—		—	—		—
Profits interests in EDC	626,229	(4)	626,229	(4)	—	626,229	(4)	—	626,229	(4)	626,229	(4)
Benefits and Perquisites:
Contribution to personal retirement plan	—		—		—	—		—	—		—
Healthcare benefits	17,442		17,442		—	—		—	—		—
Reimbursement of social club fees	—		—		—	—		—	—		—
Car allowance	—		—		—	—		—	—		—

Total	2,143,671		2,143,671		—	626,229		—	1,154,229		626,229

(1)	A change of control of the Company does not entitle Mr. Caparro to any additional benefits upon the termination of his employment. After a change of control of the Company, Mr. Caparro will continue to be eligible to receive the termination benefits set forth elsewhere in this table.

(2)	Payable in 24 equal monthly installments.

(3)	This is the maximum amount that may be paid under disability insurance policies that are not generally provided to the Company’s salaried employees. The benefits under the policies are paid on either a monthly or weekly basis.

(4)	The valuation of the unvested profits interests is based on the valuation of the profits interests prepared in connection with the May 2005 acquisition of EDC, which is the most recent valuation available to the Company.

Copland Employment Agreement.  The Company is party to an employment agreement with Mr. Copland (the “Copland Agreement”), dated December 18, 2006, which specifies the terms under which Mr. Copland serves as Executive Vice President and Chief Financial Officer of the Company. Under the Copland Agreement, Mr. Copland’s annual base salary is $325,000, which is subject to annual review. Mr. Copland is also eligible to participate in the Company’s Incentive Bonus Plan with a target bonus of 50% of his base salary if the Company performs at 100% of the criteria established by the Board of Directors. However, the bonus may be adjusted above or below the 50% target depending on his performance relative to the criteria established by the Board of Directors. Pursuant to the Copland Agreement, on December 29, 2006, Mr. Copland was also awarded options to purchase 585,000 shares of common stock of the Company in connection with his appointment as Executive Vice President and Chief Financial Officer.

In the event that Mr. Copland’s employment is terminated by the Company without cause or by Mr. Copland with good reason, Mr. Copland is entitled to receive: (i) a lump sum severance payment equal to his then current base salary, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year, and (v) any other compensation payments or benefits which have accrued and are payable.

If Mr. Copland’s employment is terminated within three years after a change of control of the Company, for any reason other than for cause, Mr. Copland is entitled to receive: (i) a lump sum severance payment equal to 250% his base salary at the time of termination (or if greater, his base salary prior to the change of control), (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year, (v) any other compensation payments or benefits which have accrued and are payable and (vi) medical and dental coverage for Mr. Copland and his dependents for 12 months.

Upon termination of Mr. Copland’s employment (i) for any reason other than cause within three years after a change in control of the Company, (ii) by the Company without cause or (iii) by Mr. Copland for good reason, all options granted to Mr. Copland will become immediately vested and immediately exercisable and will remain exercisable for a period of 12 months following such date of termination.

The following table provides the estimated value of the benefits that Mr. Copland would have received had his employment been terminated on the last business day of 2006 under the scenarios described below or had a change of control of either the Company or EDC occurred on the last business day of 2006. The table does not include benefits that are generally available to all salaried employees.

					Termination			Change of
	Termination		Resignation		Following a		Change of	Control of
Benefits and	by the		For Good		Change of		Control	the
Payments upon	Company Not		Reason		Control		of EDC	Company		Disability		Death
Termination	For Cause ($)		($)		($)		($)	($)		($)		($)

Compensation:
Salary	325,000	(1)	325,000	(1)	812,500	(1)	—	—		1,024,000	(2)	—
Cash bonus	—		—		—		—	—		—		—
Stock options	859,950	(3)	859,950	(3)	859,950	(3)	—	859,950	(3)	—		—
Profits interests in EDC	—		—		—		—	—		—		—
Benefits and Perquisites:
Contribution to personal retirement plan	—		—		—		—	—		—		—
Healthcare benefits	—		—		12,163		—	—		—		—
Reimbursement of social club fees	—		—		—		—	—		—		—
Car allowance	—		—		—		—	—		—		—

Total	1,184,950		1,184,950		1,684,613		—	859,950		1,024,000		—

(1)	Payable in a lump sum.

(2)	This is the maximum amount that may be paid under disability insurance policies that are not generally provided to the Company’s salaried employees. The benefits under the policies are paid on either a monthly or weekly basis.

(3)	This is the fair value of the unvested options determined in accordance with SFAS 123R.

Costabile Employment Agreement.  On May 9, 2005, the Company and Mr. Costabile entered into an employment agreement (the “Costabile Agreement”) which specifies the terms under which Mr. Costabile serves as Executive Vice President and Chief Operating Officer of EDC. The Costabile Agreement sets Mr. Costabile’s annual base salary as $450,000, subject to annual review, and provides that he is entitled to receive up to $10,000 per year for social club fees. He is also eligible to participate in the Executive Bonus Plan for EDC pursuant to which Mr. Costabile may earn a bonus of up to 100% of his base salary if EDC performs at 100% of the target established by EDC’s Board. Pursuant to the Costabile Employment Agreement, Mr. Costabile was paid a $200,000 signing bonus, the after-tax proceeds of which he used to purchase Class B Units of EDC during 2005. In addition, under the Costabile Agreement Mr. Costabile was required to invest an additional $200,000 to purchase Class B Units of EDC, which he purchased during 2005.

Under the Costabile Agreement, Mr. Costabile received profits interests in EDC, which represent the right to receive EDC’s distributed profits after the Company has received a return of its equity capital contribution and certain internal rate of return hurdles and other profitability conditions have been met. One-third of the profits interests vested during each of 2005 and 2006, and the remaining one-third will vest in May 2007. Any unvested profits interests will vest upon (i) a change of control of EDC, (ii) Mr. Costabile’s death or disability, (iii) the termination of Mr. Costabile’s employment without cause or (iv) Mr. Costabile terminating his employment for good reason.

If Mr. Costabile’s employment is terminated by the Company without cause or by Mr. Costabile for good reason, Mr. Costabile is entitled to receive (i) an amount equal to twice his base salary at the time of termination plus the amount of his bonus under the Executive Bonus Plan for the prior fiscal year, payable in 24 equal monthly installments, and (ii) continued medical benefits for Mr. Costabile and his dependents for a period of 12 months following termination.

The following table provides the estimated value of the benefits that Mr. Costabile would have received had his employment been terminated on the last business day of 2006 under the scenarios described below or had a change of control of either the Company or EDC occurred on the last business day of 2006. The table does not include benefits that are generally available to all salaried employees.

					Termination			Change of
	Termination		Resignation		Following a			Control of
Benefits and	by the		For Good		Change of	Change of		the
Payments upon	Company Not		Reason		Control	Control of		Company	Disability		Death
Termination	For Cause ($)		($)		($)(1)	EDC ($)		($)	($)		($)

Compensation:
Salary	900,000	(2)	900,000	(2)	—	—		—	620,000	(3)	—
Cash bonus	—		—		—	—		—	—		—
Stock options	—		—		—	—		—	—		—
Profits interests in EDC	313,114	(4)	313,114	(4)	—	313,114	(4)	—	313,114	(4)	313,114	(4)
Benefits and Perquisites:
Contribution to personal retirement plan	—		—		—	—		—	—		—
Healthcare benefits	12,163		12,163		—	—		—	—		—
Reimbursement of social club fees	—		—		—	—		—	—		—
Car allowance	—		—		—	—		—	—		—

Total	1,225,277		1,225,277		—	313,114		—	933,114		313,114

(1)	A change of control of the Company does not entitle Mr. Costabile to any additional benefits upon the termination of his employment. After a change of control of the Company, Mr. Costabile will continue to be eligible to receive the termination benefits set forth elsewhere in this table.

(2)	Payable in 24 equal monthly installments.

(3)	This is the maximum amount that may be paid under disability insurance policies that are not generally provided to the Company’s salaried employees. The benefits under the policies are paid on either a monthly or weekly basis.

(4)	The valuation of the unvested profits interests is based on the valuation of the profits interests prepared in connection with the May 2005 acquisition of EDC, which is the most recent valuation available to the Company.

Behrent Severance Agreement.  On August 26, 2005, the Company and Mr. Behrent entered into a severance agreement (the “Behrent Severance Agreement”). Under the Behrent Severance Agreement, Mr. Behrent is entitled to the severance benefits described below if, within three years after a change of control of the Company, Mr. Behrent’s employment is terminated for any reason other than (i) his death, (ii) his disability, (iii) his retirement, (iv) the Company terminating his employment for cause or (v) Mr. Behrent terminating his employment other than for good reason. Under the Behrent Severance Agreement, the following are the severance benefits Mr. Behrent is entitled to receive: (i) a lump sum payment equal to 150% of the greater of his base salary in effect (a) immediately prior to his termination or (b) the date immediately preceding the change of control, (ii) accrued and unpaid base salary and vacation, (iii) any other compensation or benefits which are accrued and payable in connection with such termination and (iv) continued medical benefits for Mr. Behrent and his dependents for 12 months following his termination. Furthermore, all of Mr. Behrent’s unvested options will vest and remain exercisable for 12 months if his employment is terminated for any reason other than cause following a change of control of the Company.

The following table provides the estimated value of the benefits that Mr. Behrent would have received had his employment been terminated on the last business day of 2006 under the scenarios described below or had a change of control of either the Company or EDC occurred on the last business day of 2006. The table does not include benefits that are generally available to all salaried employees.

	Termination			Termination			Change of
	by the		Resignation	Following a		Change	Control of
Benefits and	Company Not		For Good	Change of		of	the
Payments upon	For Cause		Reason	Control		Control of	Company		Disability		Death
Termination	($)		($)	($)		EDC ($)	($)		($)		($)

Compensation:
Salary	140,000	(1)	—	390,000		—	—		301,750	(2)	—
Cash bonus	—		—	—		—	—		—		—
Stock options	—		—	545,350	(3)	—	545,350	(3)	—		—
Profits interests in EDC	—		—	—		—	—		—		—
Benefits and Perquisites:
Contribution to personal retirement plan	—		—	—		—	—		—		—
Healthcare benefits	—		—	—		—	—		—		—
Reimbursement of social club fees	—		—	—		—	—		—		—
Car allowance	—		—	—		—	—		—		—

Total	140,000		—	935,350		—	545,350		301,750		—

(1)	Payable pursuant to Company practice to pay severance. Individuals at the Vice President level and above receive six months salary plus two weeks salary for each year of service, which is paid periodically in accordance with the Company’s normal payroll practices.

(2)	This is the maximum amount that may be paid under disability insurance policies that are not generally provided to the Company’s salaried employees. The benefits under the policies are paid on either a monthly or weekly basis.

(3)	This is the fair value of the unvested options determined in accordance with SFAS 123R.

Morgan Service Agreement.  On July 19, 2005, the Company and Mr. Morgan entered into a service agreement (the “Morgan Agreement”) which specifies the terms under which Mr. Morgan serves as Executive Vice President International Operations of Glenayre Electronics (UK) Ltd (“Glenayre (UK)”). The Company guarantees all of Glenayre (UK)’s obligations to Mr. Morgan under the Morgan Agreement. The Morgan Agreement sets Mr. Morgan’s annual base salary at £150,000 per year ($293,685 at an exchange rate of 1.9591 as of December 31, 2006). Glenayre (UK) also makes annual contributions equal to 20% of Mr. Morgan’s base salary to Mr. Morgan’s personal retirement plan. Under the Morgan Agreement, Mr. Morgan is also eligible to participate in the Executive Bonus Plan pursuant to which Mr. Morgan may earn a bonus of up to 100% of his base salary. Mr. Morgan may elect to have all or a portion of any bonuses paid into his personal retirement plan, in which case Glenayre (UK) will match 12% of the bonus Mr. Morgan allocates to his personal retirement account.

Under the Morgan Agreement, Mr. Morgan is also reimbursed for 100% of the cost he incurs to maintain a medical insurance policy, and he also receives and a £5,000 per year allowance for social club fees and a £15,000 per year car allowance ($9,796 and $29,387, respectively, at an exchange rate of 1.9591 as of December 31, 2006). In addition, Mr. Morgan is the beneficiary of the following insurance policies, the premiums on which are paid by Glenayre (UK): (i) a £600,000 ($1,175,460 at an exchange rate of 1.9591 as of December 31, 2006) group life insurance policy, (ii) a group income protection policy covering 60% of Mr. Morgan’s base salary (during the period Mr. Morgan receives payments under this policy, Glenayre will continue to contribute an amount equal 20% of Mr. Morgan’s base salary to his personal retirement plan), (iii) personal accident coverage equal to two times his base salary and (iv) business travel insurance.

Under the Morgan Agreement, Mr. Morgan received profits interests in EDC, which represent the right to receive EDC’s distributed profits after the Company has received a return of its equity capital contribution and certain internal rate of return hurdles and other profitability conditions have been met. One-third of the profits interests vested during each of 2005 and 2006, and the remaining one-third will vest in 2007. Any unvested profits interests will vest upon (i) a change of control of EDC, (ii) Mr. Morgan’s death or disability (iii) the termination of Mr. Morgan’s employment without cause or (iv) Mr. Morgan terminating his employment for good reason.

If Glenayre (UK) terminates Mr. Morgan’s employment without giving Mr. Morgan 12-months notice (other than termination for gross misconduct) or Mr. Morgan resigns under circumstances that amount to constructive dismissal, then Mr. Morgan is entitled to receive (i) any accrued and unpaid salary, bonus and vacation and (ii) a lump sum payment equal to 95% of the salary and benefits he would have received during the 12-month notice period. The Company may opt to continue providing Mr. Morgan with benefits during the 12-month period in lieu of making a cash payment to him for such benefits.

The following table provides the estimated value of the benefits that Mr. Morgan would have received had his employment been terminated on the last business day of 2006 under the scenarios described below or had a change of control of either the Company or EDC occurred on the last business day of 2006. Because Mr. Morgan is based in the United Kingdom and is paid in pounds sterling, the amounts in the table are based upon the prevailing exchange rate from pounds sterling to U.S. dollars on December 31, 2006 of $1.9591 per pound. Furthermore, the table does not include benefits that are generally available to all salaried employees.

			Resignation
			as a Result of
			Constructive
			Dismissal or		Termination
	Termination		upon Less		Following a			Change of
Benefits and	by the		Than 12-		Change of	Change of		Control of
Payments upon	Company Not		Months		Control	Control of		the	Disability		Death
Termination	For Cause ($)(1)		Notice ($)		($)(2)	EDC ($)		Company	($)		($)

Compensation:
Salary	—		279,172	(3)	—	—		—	—		1,175,460	(4)
Cash bonus	—		213,750	(3)
Stock options	—		—		—	—		—	—		—
Profits interests in EDC	41,039	(5)	41,039	(5)	—	41,039	(5)	—	41,039	(5)	41,039	(5)
Benefits and Perquisites:
Contribution to personal retirement plan	—		55,834		—	—		—	58,773		—
Healthcare benefits	—		1,097	(6)	—	—		—	—		—
Reimbursement of social club fees	—		9,606	(6)	—				—		—
Car allowance	—		27,917	(6)	—	—		—	—		—

Total	41,039		628,415		—	41,039		—	99,812		1,216,499

(1)	This column contains amounts due to Mr. Morgan if his employment is terminated by Glenayre (UK) providing Mr. Morgan with 12-months notice of his termination.

(2)	A change of control of the Company does not entitle Mr. Morgan to any additional benefits upon the termination of his employment. After a change of control of the Company, Mr. Morgan will continue to be eligible to receive the termination benefits set forth elsewhere in this table.

(3)	Payable as a lump sum.

(4)	Payable in a lump sum pursuant to life insurance maintained by the Company. Under a separate accident insurance policy maintained by the Company, Mr. Morgan would be entitled to receive up to $391,820 in payments if he was unable to work as the result of injuries sustained in an accident. Payments under the accident policy are in lieu of payments under the disability insurance policy.

(5)	The valuation of the unvested profits interests is based on the valuation of the profits interests prepared in connection with the May 2005 acquisition of EDC, which is the most recent valuation available to the Company.

(6)	These amounts assume that Glenayre opts to continue paying for these benefits for 12-months rather that paying Mr. Morgan 95% of the cost of the benefits.

Payments to Mr. Bailey.  Although Mr. Bailey does not have an employment or severance agreement with the Company, the following table provides the estimated value of the benefits that Mr. Bailey would have received had his employment been terminated on the last business day of 2006 under the scenarios described below or had a change of control of either the Company or EDC occurred on the last business day of 2006. The table does not include benefits that are generally available to all salaried employees.

Termination
	Termination		Resignation	Following a		Change of
	by the		For Good	Change of	Change of	Control of
Benefits and Payments	Company Not		Reason	Control	Control of	the		Disability		Death
upon Termination	For Cause ($)		($)	($)(1)	EDC ($)	Company		($)		($)

Compensation:
Salary	320,000	(2)	—	—	—	—		648,000	(3)	—
Cash bonus	—		—	—	—	—		—		—
Stock options	—		—	—	—	113,292	(4)	—		—
Profits interests in EDC	—		—	—	—	—		—		—
Benefits and Perquisites:
Contribution to personal retirement plan	—		—	—	—	—		—		—
Healthcare benefits	—		—	—	—	—		—		—
Reimbursement of social club fees	—		—	—	—	—		—		—

Total	320,000		—	—	—	113,292		648,000		—

(1)	A change of control of the Company does not entitle Mr. Bailey to any additional benefits upon the termination of his employment. After a change of control of the Company, Mr. Bailey will continue to be eligible to receive the termination benefits set forth elsewhere in this table.

(2)	Payable pursuant to Company practice to pay severance. Individuals at the Vice President level and above receive six months salary plus two weeks salary for each year of service, payable biweekly. Under Company practice, individuals who are enrolled in the Company’s healthcare plan are also entitled to receive healthcare benefits during the period they receive severance payments.

(3)	This is the maximum amount that may be paid under disability insurance policies that are not generally provided to the Company’s salaried employees. The benefits under the policies are paid on either a monthly or weekly basis.

(4)	This is the fair value of the unvested options determined in accordance with SFAS 123R.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the financial reporting processes, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the independent registered public accounting firm’s written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the review, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for such year.

Audit Committee

John J. Hurley, Chairman
Donald S. Bates
Cliff O. Bickell

CODE OF ETHICS

The Company has adopted a Code of Ethics (the “Code of Ethics”) which applies to all directors, officers and employees. A copy of the Code of Ethics is posted on the Company’s website at www.glenayre.com under the headings “Investors” and “Corporate Governance” The Company intends to make any disclosures regarding amendments to, or waivers from, the Code of Ethics required under Form 8-K by posting such information on the Company’s website www.glenayre.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was not party to any reportable related party transactions in 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports, and amendments thereto, furnished to the Company and written representations that no other reports were required during 2006, all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that Mr. Copland and Mr. Sibley each filed one late Form 4 reporting one transaction and Mr. Madison and Mr. Copland each filed a late Form 3.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2007. This selection is being presented to the stockholders for their ratification at the 2007 Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the 2007 Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2006	2005

Audit Fees(1)	$2,257,863	$1,695,843
Audit-Related Fees(2)	315,502	262,323
Tax Fees(3)	53,192	30,459
All Other Fees	—	—

	$2,626,557	$1,988,625

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for full scope audit procedures regarding stand-alone financial statements for EDC. Amounts also include professional services rendered for the attestation of management’s report on internal control over financial reporting and the audit of the Company’s internal control over financial reporting.

(2)	Audit Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These fees principally included fees for services rendered in connection with statutory audit of subsidiaries, mergers and acquisition services, and other accounting advisory services.

(3)	Tax services provided by Ernst & Young LLP principally included review of and consultation regarding the Company’s federal, state and foreign tax returns and tax planning.

The Audit Committee’s current practice is to pre-approve all audit services and all non-audit services to be provided to the Company by its independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2007. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent public accountants is not required by the Company’s By-Laws or otherwise. The Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee.

PROPOSALS OF STOCKHOLDERS

The Annual Meeting of Stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board of Directors on matters relevant to the Company. As such, each of the Company’s directors is requested to attend in person the Annual Meeting of Stockholders. Eight members of the Company’s Board of Directors attended the 2006 Annual Meeting of Stockholders in person.

In addition, it is the policy of the Company that stockholders may, at any time, communicate with any of the Company’s directors by mailing a written communication to such director, c/o Secretary, Glenayre Technologies, Inc., 825 8th Avenue, 23rd floor, New York, New York 10019. All communications received in accordance with these procedures will be reviewed by the office of the Secretary of the Company and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the office of the Secretary of the Company, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include, without limitation, communications that:

•	do not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees,

•	relate to routine or insignificant matters that do not warrant the attention of the Board,

•	are advertisements or other commercial solicitations, or

•	are frivolous or offensive or otherwise not appropriate for delivery to directors.

To have a proposal intended to be presented at the Annual Meeting of Stockholders to be held in 2008 be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Secretary of the Company no later than December 28, 2007. In addition, the Company’s By-Laws provide that if a stockholder desires to submit a proposal for consideration at the 2008 Annual Meeting of Stockholders, or to nominate persons for election as director at that meeting, the stockholder must deliver written notice of such proposal or nomination in writing in the form specified by the By-Laws to the Secretary of the Company no later than March 23, 2008 or such proposal will be considered untimely. The Company’s By-Laws further provide that the presiding officer of an annual meeting shall refuse to acknowledge any untimely proposal or nomination. Additionally, under applicable SEC rules the persons named in the proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders would have discretionary authority to vote on any such untimely nomination or proposal.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the 2007 Annual Meeting other than those set forth in the Notice of the 2007 Annual Meeting. However, if any other matters do come before the 2007 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

PROXY SOLICITED BY AND ON BEHALF OF
THE BOARD OF DIRECTORS OF GLENAYRE TECHNOLOGIES, INC.
     The undersigned hereby appoints James Caparro and Jordan Copland and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of Common Stock of Glenayre Technologies, Inc. held by the undersigned on March 26, 2007 at the 2007 Annual Meeting of Stockholders to be held at the Courtyard by Marriott, 1856 Remount Road Gastonia, North Carolina 28054 on May 22, 2007 at 9:00 a.m., local time, and any adjournment(s) or postponement(s) thereof.
     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSAL 2.
     Receipt of the Notice of the 2007 Annual Meeting and accompanying Proxy Statement is hereby acknowledged.
(To Be Signed on Reverse Side)

Annex I
ANNUAL MEETING OF STOCKHOLDERS OF
GLENAYRE TECHNOLOGIES, INC.
May 22, 2007
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of Directors.

	☐	FOR ALL NOMINEES

	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

	☐	FOR ALL EXCEPT (See instructions below)
NOMINEES:

☐ John J. Hurley	☐ Horace H. Sibley	☐ Howard W. Speaks, Jr.
INSTRUCTION: To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☑

2.	Proposal to Approve the Appointment of Ernst & Young LLP as the Independent registered public accounting firm to Audit the Financial Statements of the Company

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	In their discretion, the Proxies each are authorized to vote upon such other business as may properly come before the 2007 Annual Meeting and any adjournment(s) or postponement(s) thereof.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder:

Date:

Signature of Stockholder:

Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.